EXHIBIT 10.75

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made as of  March 22, 2002, among NETWORK COMPUTING DEVICES, INC., a Delaware Corporation (“NCD”) and NEOWARE SYSTEMS, INC., a Delaware corporation (“Neoware”). As used in Sections 2 and 3 herein, the term “NCD” includes, in addition to NCD, each Person (as defined in the Purchase Agreement) 50% or more of the equity interests of which is beneficially owned by NCD or that is otherwise controlled by NCD.

W I T N E S S E T H :

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful by NCD in designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name (the “Product Line”), pursuant to an Asset Purchase Agreement, dated as of March 22, 2002, to which Neoware and NCD are parties (the “Purchase Agreement”); and

WHEREAS, execution by NCD of this Agreement is a condition precedent to Neoware’s obligation to perform under the Purchase Agreement; and

WHEREAS, by virtue of the purchase of the Product Line, Neoware is and will be engaged throughout the Area in the Thin Client Business which was, in part, formerly conducted by NCD; and

WHEREAS, competition by NCD with Neoware or disclosure by NCD, of certain confidential and proprietary information of NCD will result directly in damage to Neoware and its business, properties, assets, and goodwill and will cause the loss by Neoware of the benefit of its bargain with NCD;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             Definitions.  The following terms shall have the definitions set forth below:

(a)           “Affiliate” of a person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

(b)           “Area” shall mean anywhere within any state of the United States of America or any other country in which Neoware or it Affiliates, directly or indirectly, at any time carries on or engages in the Thin Client Business.

(c)           “Closing Date” shall mean the date of this Agreement.

(d)           “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) pertaining to Product Line;

(1)           All items of information relating to the Product Line that could be classified as a trade secret pursuant to law;

(2)           The names and addresses of the customers of the Product Line and the nature and amount of business done with such customers;

(3)           The names and addresses of employees, with respect to the Product Line;

(4)           The discoveries, concepts and ideas, whether patentable or not, related to the nature and results of research and development activities, processes and techniques related to research and development, designs, drawings and specifications of NCD relating to the Product Line;

(5)           Source and object codes, flow charts, algorithms, coding sheets, design concept and related documentation and manuals of NCD which relate to the Product Line;

(7)           Production processes, marketing techniques, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names and requirements, customer data and other materials or information relating to NCD’s manner of doing business with respect to the Product Line, excluding customer names and requirements and customer data relating to customers in Europe, the Middle East or Africa; and

(8)           Any other materials or information related to the Product Line which are not generally known to others engaged in similar business activities.

Neoware’s or NCD’s failure to make and keep any of the foregoing confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

(e)           “Thin Client Services” shall mean the designing, developing, manufacturing, distributing and selling, directly or indirectly, any thin client devices using embedded operating systems, browsers, terminal emulators, or RDP or ICA protocols, or remotely displaying applications from Unix, Windows or mainframe computers or from the Internet, excluding NCD’s existing NC900 products, as described below (“Thin Client Devices”).  As used in this Agreement, NCD’s existing NC900 products shall consist of the NC900 X Window terminal product line, which is based upon the QED RM5231 processor and supports the X11R6 and ICA3 protocols, as it exists on the date of this Agreement.  NCD may replace end-of-life components of the NC900 products, except for the processor itself, and perform minor bug fixes thereto.

(g)           “ThinPath Products” shall mean those products listed in Exhibit A to the ThinPath License and Distribution Agreement between the parties, dated the date hereof, as well as enhancements to and replacements thereof.

(h)           “Thin Client Business” shall mean any business, person or entity which is engaged in providing Thin Client Services.

2.             NCD covenants that it shall, for a period of five (5) years from and after Closing Date, observe the following separate and independent covenants:

(a)           Agreement Not to Compete.  Except as set forth in this Agreement, NCD shall not, on its own behalf or in the service or on behalf of others (i) provide Thin Client Services, except with respect to NCD activities pursuant to the OEM Supply Agreement (as defined in the Purchase Agreement); or (ii) use, or become financially interested in (other than as a holder of less than five percent of the outstanding securities of any entity whose voting securities are listed on a national securities exchange or on the Nasdaq Stock Market), or render any services to as a consultant, partner or in any other relationship whatsoever, any business, person or entity that uses NCD’s ThinPath Products to support Thin Client Devices developed, designed, manufactured, sold or distributed by the vendors who are direct competitors of Neoware who are designated on Appendix A hereto or by such additional vendors who are direct competitors of Neoware whose names may be added to Appendix A on a quarterly basis during the five-year period upon the consent of the parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) the agreement not to compete set forth in this Section 2(a) does not apply to the supply of TS500 and 332 units to be supplied to Neoware under the OEM Supply Agreement, and (ii) in the event that NCD upgrades the ICA client in its NC900 product, as it exists on the date of this Agreement, and ships at least one such upgraded unit to one of its customers, NCD will pay to Neoware $10 for each unit of NC900, whether or not containing the foregoing upgrade, thereafter shipped by NCD to its customers worldwide, payment to be made within sixty (60) days of the date of shipment.  NCD agrees that if it is obligated to make payments to Neoware under clause (ii) herein, NCD shall maintain true and accurate records containing the data reasonably required for verification of amounts to be paid, and Neoware shall have the right, during normal business hours upon reasonable prior notice to NCD, to inspect the relevant records of NCD to verify compliance with the provisions of clause (ii) herein.

(b)           Agreement Not to Solicit Customers.  NCD shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Thin Client Business, any person or entity whose account was sold or serviced by or under the direction or supervision of NCD at any time prior to the Closing Date.

(c)           Agreement Not to Solicit Employees.  NCD shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, to any Thin Client Business, any person employed by Neoware, whether or not such employee is a full-time employee or a temporary employee of Neoware and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

(d)           Non-Interference with Third-Party Relationships.  NCD shall not, in addition to the covenants contained in Sections 2(a), (b) and (c), intentionally interfere with, or intentionally disrupt the relationship between Neoware and any third party, including without limitation, any customer, supplier, distributor or employee of Neoware.

3.             Ownership and Non-Disclosure and Non-Use of Confidential Information.  NCD acknowledges and agrees that all Confidential Information, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of Neoware, provided, however, that NCD shall continue to jointly own, and have the right to use, such Confidential Information solely for the purpose of manufacturing, selling and distributing its existing NC900 products.  NCD agrees that it will not (i) disclose or make available any Confidential Information to any person or entity; or (ii) make or cause to be made, or permit, either on its own behalf or in the service or on behalf of others, any use of such Confidential Information.

4.             Acknowledgment.  NCD acknowledges that it has been for many years, and that Neoware is now, engaged in the Thin Client Business throughout the Area, that the within and foregoing covenants are made by it in consequence of and as an inducement to Neoware to acquire the Product Line and to protect and preserve to Neoware the benefit of its bargain in the acquisition of the Product Line, including, particularly, the goodwill associated therewith; that each of the above and foregoing covenants is reasonable and necessary to protect and preserve the benefits of such purchase; and that irreparable loss and injury would result should NCD breach any of the foregoing covenants.

5.             Severability.  Each of the covenants hereinabove contained shall be deemed separate, severable, and independent covenants, and in the event any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

6.             Partial Enforcement.  If any of the covenants contained in Section 2, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of the subject matter thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

7.             Enforcement.  In addition to all other remedies provided at law or in equity, Neoware shall be entitled to both preliminary and permanent injunctions against NCD to prevent a breach or contemplated or threatened breach by NCD of any of the foregoing covenants, without the necessity of proving actual damages; and the existence of any claim, demand, cause of action, or action of NCD against Neoware, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Neoware of any such covenants.  In the event of an actual breach of any of the foregoing covenants, Neoware shall have the right to recover damages for all losses, actual and contingent.  In the event of an actual breach of any of the foregoing covenants, Neoware shall have the right to recover damages for all losses, actual and contingent, and the right to require NCD to account for and pay over to Neoware all profits or other benefits (collectively “Benefits”) derived or received by NCD as a result of any transactions constituting such breach, and NCD hereby agrees to account for and pay over such Benefits to Neoware.  Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Neoware at law or equity.

8.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.             Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

NETWORK COMPUTING DEVICES, INC.

By:	/s/ Guenther Pfaff
Name:	Guenther Pfaff
Title:	Chief Executive Officer

NEOWARE SYSTEMS, INC.

By:	/s/ Michael Kantrowitz
Name:	Michael Kantrowitz
Title:	Chief Executive Officer

Appendix A

Direct Competitors of Neoware

Wyse Technology

Vendors who sell any products produced by Wyse Technology under OEM labels, such as Compaq Computer Corporation